                          EL PASO ENERGY PARTNERS, L.P.
                             El Paso Energy Building
                                 1001 Louisiana
                              Houston, Texas 77002






                                  March 5, 2002





Jeffrey A. Ballew
Executive Vice President
Crystal Gas Storage, Inc.
1001 Louisiana Street
Houston, Texas 77002


         Re: Letter agreement regarding distributions on the Series B Preference Units (the "Preference Units") issued by El Paso Energy Partners, L.P. ("El Paso Partners") to Crystal Gas Storage, Inc. ("Crystal")


Dear Jeff:

         In connection with El Paso Partners' acquisition of Petal and Hattiesburg gas storage businesses from Crystal, we entered into an Agreement and Plan of Merger dated August 28, 2000 (the "Merger Agreement") and various other transaction documents and El Paso Partners issued to you 170,000 Preference Units, with specific rights, privileges and preferences. This letter agreement (i) acknowledges and confirms our original intent regarding the priority the Preference Units should have over other units with respect to certain distributions and (ii) to the extent there are any transaction documents or other documents or instruments containing an ambiguity, inconsistency or mistake with respect thereto, modifies the agreements embodied in such documents to the extent necessary to conform them to our original intent.

         We both acknowledge and agree that the following evidences our original and current agreement:

                           The Preference Units are senior to all other units regarding rights to certain distributions. In particular, commencing with distributions paid after December 31, 2010, El Paso Partners may not

[Jeffrey A. Ballew]
March 5, 2002
Page 2


         make distributions on its common units or any other units if El Paso Partners is in arrears with respect to any accretions on the Preference Units that relate to any calendar quarter after the third quarter of 2010. Stated more technically, with respect to the calendar quarter commencing on October 1, 2010 and each calendar quarter thereafter, El Paso Partners may not make distributions of available cash on its common units or any other units unless El Paso Partners has made aggregate distributions of available cash on the Preference Units with respect to the period commencing on October 1, 2010 in an amount at least equal to the aggregate accretions on the Preference Units with respect to the same period. El Paso Partners will not be prohibited from making distributions on its common units or other units merely because El Paso Partners has not made distributions on the Preference Units with respect to all accretions relating to the period commencing on the Preference Unit issuance date and ending on September 30, 2010.

         Crystal confirms, acknowledges and agrees that, to the extent any agreement, document or other instrument grants or purports to grant Crystal any rights with respect to distributions on the Preference Units that are inconsistent with the rights expressed in the immediately preceding paragraph:

         1. Crystal hereby waives, relinquishes and forfeits any such right forever;

         2. Crystal is the sole holder of the Preference Units and has not (directly or indirectly) sold, assigned, transferred or otherwise alienated any of its rights or interest in any of the outstanding Preference Units, other than transfers to wholly-owned subsidiaries of El Paso Corporation; and

         3. Crystal agrees to cooperate and work diligently, exercising commercially reasonable efforts, to take (or to cause to be taken) all actions and to do (or to cause to be done) all things necessary, proper or advisable (now or in the future) under applicable laws to consummate and make effective the transactions contemplated by this letter agreement, including making appropriate annotations on all certificates, if any, evidencing the existence of the Preference Units.

         This letter agreement (i) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, (ii) shall be subject to any and all governmental rules, regulations and laws (whether now existing or hereafter arising) which are applicable to the parties hereto, (iii) may be executed in multiple counterparts, each of which shall constitute but one and the same instrument, (iv) contains all necessary terms and conditions for the agreements described herein to be binding upon the parties hereto, and the parties agree to be bound by the terms and

[Jeffrey A. Ballew]
March 5, 2002
Page 3


conditions of this letter agreement, (v) shall be valid in all jurisdictions except to the extent any term or provision of this letter agreement is invalid or unenforceable in any jurisdiction; provided, however, any such term or provision that is invalid or unenforceable in any jurisdiction shall be ineffective as to such jurisdiction, to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this letter agreement or affecting the validity or enforceability of any terms and provisions of this letter agreement in any other jurisdiction, and (vi) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ANY CONFLICT OR CHOICE OF LAW PRINCIPLES WHICH, IF APPLIED, MIGHT PERMIT OR REQUIRE THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE INTERNAL LAWS OF THE STATE OF DELAWARE ARE REQUIRED TO BE APPLIED.



                                   **********

         If the foregoing accurately represents your understanding of the agreement of the parties hereto, please so indicate by signing this letter agreement in the appropriate space provided below and returning one fully executed copy to me.


                                         Sincerely,

                                         EL PASO ENERGY PARTNERS, L.P.


                                              /s/ D. MARK LELAND
                                         ----------------------------
                                         D. Mark Leland
                                         Senior Vice President


AGREED TO AND ACCEPTED AS OF
THE DATE OF THIS AGREEMENT:

CRYSTAL GAS STORAGE, INC.


By:                  /s/ JEFFREY A. BALLEW
              -----------------------------------
Printed Name: Jeffrey A. Ballew
Title:        Executive Vice President






     [Signature Page of El Paso Partners/Crystal Letter Agreement Regarding
                           Series B Preference Units]